Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of The Chemours Company of our report dated February 25, 2016 except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor condensed consolidating financial information described in Note 26 as to which the date March 18, 2016, relating to the financial statements and financial statement schedule, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 18, 2016